Exhibit 10.12

CONFIDENTIAL

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

One Bryant Park

New York, New York 10036

December 19, 2016

Fred’s, Inc.

4300 New Getwell Road

Memphis, Tennessee 38118

Attention:	Mr. Rick Hans
Executive Vice President and Chief Financial Officer

$600,000,000 Senior Secured Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Fred’s, Inc. (the “Company”) has advised Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, with its designated affiliates, “MLPFS”), TPG Specialty Lending Inc. (“TPG”), Crystal Financial LLC (“Crystal”), Gordon Brothers Finance Company, LLC (“GBFC”), Pathlight Capital LLC (“Pathlight”), Tennenbaum Capital Partners, LLC (“Tennenbaum”), Great American Capital Partners, LLC (“GACP” and together with TPG, Crystal, GBFC, Pathlight and Tennenbaum, collectively, the “Initial Lenders”; the Initial Lenders together with MLPFS, each individually a “Commitment Party” and collectively, the “Commitment Parties”) that it is seeking a new senior secured term loan facility in an aggregate principal amount of $600,000,000 (the “Term Loan Facility”) in connection with its acquisition (the “Acquisition”) of the business and operations consisting of not less than 750, but up to 1,000, retail stores of Rite Aid Corporation (the “Acquired Business”) and to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the annexes to this letter, the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet” and together with this commitment letter, the Transaction Description, and the annexes, exhibits and schedules to this commitment letter, collectively, the “Commitment Letter”).

1.          Commitment. Each of the Initial Lenders is pleased to advise the Company of its several and not joint commitment to provide the principal amounts of the Term Loan Facility as set forth on Schedule 1 attached hereto, in each case subject to the terms set forth in this Commitment Letter. The commitments of the Initial Lenders are several and not joint. The Initial Lenders shall be severally liable in respect of their respective commitments and all other obligations in this Commitment Letter, the fee letter of even date herewith between MLPFS and the Company (the “Lead Arranger Fee Letter”), the fee letter of even date herewith between Administrative Agent (as defined below) and the Company (the “Administrative Agent Fee Letter”) and the fee letter of even date herewith among the Initial Lenders and the Company (the “Initial Lender Fee Letter” and, together with the Lead Arranger Fee Letter and the Administrative Agent Fee Letter, collectively, the “Fee Letters”), and no Commitment Party shall be responsible for the commitment or any other obligation of any other Commitment Party.

2.          Titles and Roles; Sell-Side Advisor. The Company hereby appoints each of MLPFS, and TPG (each an “Arranger” and collectively, the “Arrangers”), in each case, acting alone or through or with branches or affiliates selected by it, to act as the joint lead arrangers. MLPFS in its capacity as Arranger is referred to herein as “Lead Arranger.” Crystal, Gordon Brothers Finance Company and Pathlight will act as co-documentation agents under the Term Loan Facility in such capacity “Co-Documentation Agent”. TPG or another Initial Lender will act as sole and exclusive administrative agent under the Term Loan Facility (in such capacity, the “Administrative Agent”) for the Initial Lenders and any other parties to the Term Loan Facility as lenders (individually a “Term Loan Lender” and collectively “Term Loan Lenders”). Each of the Arrangers, Administrative Agent, and Co-Documentation Agents will perform the duties and exercise the authority customarily performed and exercised by it in such role, subject to the terms below and MLPFS will be the sole physical bookrunning manager. MLPFS will have “left” and highest placement in the information memorandum and all marketing materials and other documentation used in connection with the Term Loan Facility and TPG will have second placement and appear immediately to the right of MLPFS in the information memorandum and all marketing materials and other documentation used in connection with the Term Loan Facility. The Company agrees that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) will be paid to any Term Loan Lender in connection with the Term Loan Facility unless the Commitment Parties and the Company shall so agree.

The parties acknowledge that MLPFS and/or its affiliates have been retained as the sell-side financial advisor to the Seller and/or the Acquired Business (in such capacity, the “Financial Advisor”) in connection with the Transactions. The Company agrees to any such retention, and further agrees not to assert any claim the Company or any of its affiliates might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from MLPFS’ and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, the relationship of MLPFS and/or its affiliates with the Company and its affiliates as described and referred to herein.

3.          [Reserved.]

4.          Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Commitment Parties or their affiliates in connection with their due diligence, approval, documentation, syndication and closing of the Term Loan Facility, whether incurred before or after the date hereof (collectively, the “Expenses”), including the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto), and including reasonable attorneys’ fees and legal expenses (provided, that, legal fees shall be limited to the reasonable fees and disbursements of Morgan Lewis & Bockius LLP as counsel to the Lead Arranger and Choate Hall & Stewart, LLP as counsel to the Initial Lenders and, in addition, one local counsel for the Initial Lenders in each appropriate jurisdiction), appraisal fees, real property evaluation fees, expenses related to the USA Patriot Act compliance and background checks, electronic reporting system set-up fees (if any), filing and search charges, recording taxes and field examination expenses and the enforcement of any of the rights and remedies of the Commitment Parties under this Commitment Letter, in each case regardless of whether the Term Loan Facility is closed, and (b) to indemnify, defend, and hold harmless the Commitment Parties, each of their affiliates, and each of their officers, directors, employees, agents, advisors, and other representatives (each, an “Indemnified Person”) as set forth on Annex A hereto. All Expenses are to be paid to, as applicable, the Lead Arranger or the Administrative Agent upon demand by any Commitment Party, together with such advance funds on account of such charges and expenses as, as applicable, Lead Arranger or Administrative Agent may from time to time request. The Company agrees that, once paid, none of the Expenses shall be refundable under any circumstances, regardless of whether the Term Loan Facility closes, and shall not be credited against any other amount payable by the Company to any Commitment Party in connection with the Term Loan Facility or otherwise.

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Crystal has previously received from the Company an expense deposit and work fee of $150,000 (together with any additional amounts, the “Deposit”) to fund the reimbursement of the Expenses. The Administrative Agent may from time to time request additions to the Deposit if it appears that such Expenses are likely to exceed the unused portion of such Deposit and the Company agrees to provide such additions to the Deposit. The Deposit will not be segregated, may be commingled with other funds of Crystal and the Company will not be entitled to receive interest on the Deposit.

5.          Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, the Company agrees to pay the fees described in the Term Sheet and in the Fee Letters on the date hereof, on the Closing Date and on the dates set forth in the Fee Letters, as applicable, on the terms and subject to the conditions set forth therein. The terms of the Term Sheet are an integral part of each Commitment Party’s commitment and other obligations hereunder. Each of the fees described herein and in the Fee Letters shall be nonrefundable when paid except as expressly set forth therein. All fees payable hereunder and under the Fee Letters will be paid in immediately available funds. Notwithstanding the foregoing, at the option of any Initial Lender or any Term Loan Lender, all or any portion of the fees payable to such Initial Lender or Term Loan Lender hereunder may be taken in the form of original issue discount. The obligation to pay any fee provided for herein or therein or to cause any such fee to be paid will be joint and several with any other party having such an obligations, shall be absolute and unconditional and shall not be subject to reduction by way of setoff or counterclaim.

6.          Conditions. The commitments of each of the Commitment Parties under this Commitment Letter and its obligations to close the Term Loan Facility on the Closing Date are subject solely to: (a) since the date of this Commitment Letter, there shall not have been any event or circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Target Material Adverse Effect (as such term is defined below) that is continuing, and (b) the satisfaction of (or procurement of a waiver of) the conditions set forth in Exhibit C to this Commitment Letter. For the avoidance of doubt, the compliance by the Company with its obligations under this Commitment Letter and the Fee Letters, other than satisfaction by the Company of (or procurement of a waiver of) the conditions described (x) in Section 6(a) and (y) on Exhibit C, is not a condition to the closing of the Term Loan Facility on the Closing Date.

The term “Target Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Acquired Stores, taken as a whole, but shall not be deemed to include any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (i) the United States (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which Seller or its Affiliates operates or (iii) any of the industries generally in which Seller or any customers thereof operates (including demand for, and the availability and pricing of, pharmaceutical drugs) or in which products or services of the Acquired Stores are used or distributed, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, the Acquisition Agreement or the other Transaction Agreements, including effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier, and/or vendor relationships, or (C) loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller is required to adopt, or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to the Acquisition Agreement or taken with Buyer’s consent, (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller or its Affiliates, (f) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty, (g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (i) any adverse change or effect that is cured prior to Closing (or each Subsequent Closing, as applicable); provided, however, that if the event or circumstance described in any of the foregoing clauses (a) or (c), individually or in the aggregate, has a disproportionate effect on the Acquired Stores relative to other industry participants, the exception described in any of the foregoing clauses (a) or (c) shall not apply with respect to the portion of such event or circumstance that had such a disproportionate effect on the Acquired Stores. Capitalized terms used in this paragraph have the meanings given to such terms in the Acquisition Agreement as in effect on the date hereof.

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Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letters, the Loan Documents (as defined in the Term Sheet) or any other agreement entered into by a Commitment Party concerning the financing of the Acquisition contemplated hereby to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to the closing of the Term Loan Facility shall be (i) such of the representations and warranties made by the Seller or any of its affiliates in the Acquisition Agreement as are material to the interests of the Administrative Agent, Arrangers and Term Loan Lenders, but only to the extent that the Company or any of its affiliates has the right to terminate the Company’s (or such of its affiliates’) obligations under the Acquisition Agreement (or to not consummate the Acquisition) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not provide for additional conditions to the closing of the Term Loan Facility if the conditions set forth in this Section 6 are satisfied (it being understood that, (i) to the extent any collateral (including the perfection of any security interest therein) is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of collateral with respect to which a lien may be perfected upon closing solely by the filing of financing statements under the Uniform Commercial Code in the jurisdiction of organization of each Loan Party, and (B) the pledge and perfection of security interests in the equity interests of subsidiaries owned by the Loan Parties (after giving effect to the Acquisition); the assets described in clauses (A) and (B) being referred to as the “Specified Collateral”) after the use of commercially reasonable efforts by the Company (and the Seller to the extent provided for in the Acquisition Agreement) to do so, then the provision of such collateral or perfection of any such lien or security interest in such collateral shall not constitute a condition precedent to the closing of the Term Loan Facility, but shall be required to be provided within 60 days after the Closing Date, subject to such extensions as are agreed to by the Initial Lenders). For purposes hereof, “Specified Representations” means representations and warranties of the Loan Parties in the Loan Documents relating to organization, existence, organizational power and authority to enter into the Loan Documents; due authorization, execution, delivery, enforceability of such Loan Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries (in form and scope consistent with the solvency certificate to be delivered pursuant to Exhibit C hereto); no conflicts of the Loan Documents with organizational documents or material laws; Federal Reserve margin regulations; the Investment Company Act; USA Patriot Act; use of proceeds not violating (i) laws applicable to sanctioned persons, (ii) laws and regulations promulgated by OFAC, and (iii) anti-money laundering laws or the Foreign Corrupt Practices Act; and the creation, perfection and priority of the security interests (subject to customary permitted liens) granted in the collateral (subject in all respects to the foregoing provisions of this paragraph). This paragraph and the provisions herein are referred to herein as the “Certain Funds Provision”.

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7.          Confidentiality. The Company agrees that this Commitment Letter (including the Term Sheet) and the Fee Letters are for its confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by the Company to any person other than (a) its officers, directors (or equivalent managers), employees, accountants, affiliates, independent auditors, attorneys, leverage lenders and other advisors, and then only on a “need-to-know” basis in connection with the Transactions and on a confidential basis, (b) the Seller and Walgreens Boots Alliance, Inc. and their respective officers, directors (or equivalent managers), employees, accountants, independent auditors, attorneys, and other advisors of each of the Seller and Walgreens Boots Alliance, Inc., and then only on a “need-to-know” basis, in connection with their consideration of the Transactions and on a confidential basis (provided that, with respect to the Fee Letters, to the extent portions thereof have been redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing in a manner satisfactory to (x) in the case of the Initial Lender Fee Letter, the respective Initial Lenders party thereto, (y) in the case of the Lead Arranger Fee Letter, the Lead Arranger, and (z) in the case of the Administrative Agent Fee Letter, the Administrative Agent and the respective Initial Lenders party thereto). The foregoing notwithstanding, the Company (and, in the case of clause (ii) below, each of the Seller and Walgreens Boots Alliance, Inc.) may (i) provide a copy of the Commitment Letter (and the Fee Letters, to the extent portions thereof have been redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing in a manner satisfactory to (x) in the case of the Initial Lender Fee Letter, the respective Initial Lenders party thereto, (y) in the case of the Lead Arranger Fee Letter, the Lead Arranger, and (z) in the case of the Administrative Agent Fee Letter, the Administrative Agent and the respective Initial Lenders party thereto) to potential lenders under the ABL Loan Facility and their officers, directors (or equivalent managers), employees, accountants, affiliates, attorneys, and other advisors involved in the related commitments subject to confidentiality provisions similar to those provided herein, (ii) following the acceptance of the Company of this Commitment Letter and the Fee Letters, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the Fee Letters) as it is required by law including any regulatory authority, in the opinion of its counsel, to make and (iii) disclose this Commitment Letter and Fee Letters in connection with any exercise of its remedies in respect hereof and thereof.

Each Commitment Party agrees that material, non-public information regarding the Company and its subsidiaries and the Acquired Business, their operations, assets, and existing and contemplated business plans shall be treated by it in a confidential manner, and shall not be disclosed by it to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to such Commitment Party on a “need to know” basis in connection with Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of such Commitment Party, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over such Commitment Party or its affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company (not to be unreasonably withheld or delayed), (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of disclosure by such Commitment Party in violation of the terms hereof), (viii) in connection with any proposed assignment or participation of such Commitment Party’s interest in the Term Loan Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph or as provided below, (ix) to the extent that such information was already in the possession of such Commitment Party or its affiliates or is independently developed by it or them, (x) to the extent that such information was received by such Commitment Party from a third party, that is not, to its knowledge, subject to confidentiality obligations owing to the Company, and (xi) for purposes of establishing a “due diligence” defense and in connection with any litigation or other adverse proceeding involving any parties to this Commitment Letter or the Fee Letters. This paragraph shall terminate on the second anniversary of the date hereof.

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Notwithstanding anything to the contrary in this Commitment Letter, the Company agrees that (i) each Commitment Party shall have the right to provide information concerning the Term Loan Facility to loan syndication and reporting services, and (ii) that the Projections, any marketing materials and all other information provided by or on behalf of the Company and its affiliates to a Commitment Party regarding the Company and its affiliates and the Transactions in connection with the Term Loan Facility may be disseminated by or on behalf of such Commitment Party to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the standard loan syndication practices of such Commitment Party (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). Notwithstanding anything to the contrary in this Commitment Letter, the Company agrees that a Commitment Party may share with its affiliates any information relating to the Term Loan Facility, the Company or its subsidiaries or the Acquired Business for purposes of the evaluation, negotiation, documentation and syndication of the Term Loan Facility and on and after the Closing Date, may disclose information relating to the Term Loan Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that a Commitment Party may otherwise use the corporate name and logo of the Company or its subsidiaries or the Acquired Business in “tombstones” or other advertisements, marketing materials or public statements.

8.          Information. The Company hereby represents and warrants (but limited, solely in the case of the Acquired Business, to the best of its knowledge) that (i) all written information, other than Projections (as defined below) and other than forward-looking information and information of a general economic nature or industry specific information, which has been or is hereafter made available to the Commitment Parties by or on behalf of the Company or its subsidiaries or any of their representatives in connection with the Company and its subsidiaries and the Acquired Business (“Information”), as and when furnished, is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) all financial projections concerning the Company and its subsidiaries and the Acquired Business that have been or are hereafter made available to Commitment Parties or prospective Term Loan Lenders by the Company or its subsidiaries (the “Projections”), have been or will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made and made available to the Commitment Parties (it being understood that projections by their nature are inherently uncertain and that, even though the Projections are prepared in good faith on the basis of assumptions believed to be reasonable at the time such Projections were prepared, the results reflected in the Projections may not be achieved and actual results may differ and such differences may be material). If at any time the Company becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made at such time, then the Company will promptly supplement the Information and Projections so that such representations will be correct in all material respects under those circumstances. The Company agrees to furnish, or cause to be furnished (using commercially reasonable efforts with respect to the Acquired Business), to each Commitment Party such Information and Projections as it may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date. In arranging and syndicating the Term Loan Facility, the Lead Arranger, and in entering into the Term Loan Facility, the Administrative Agent and Term Loan Lenders will be using and relying on the Information and the Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the accuracy of any representation under this Section 8, the provision of any supplement to any Information or the Projections, nor the accuracy of any such supplement shall constitute a condition precedent to the closing and/or initial funding of any of the Term Loan Facility on the Closing Date.

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9.          Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities. The Company acknowledges that each Commitment Party or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that the Commitment Parties do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by a Commitment Party from other companies (including the Seller).

The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and a Commitment Party, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party or one or more of its affiliates has advised or is advising the Company on other matters, (b) each Commitment Party, on the one hand, and the Company, on the other hand, has an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) the Company is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that each Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that such Commitment Party does not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against a Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Commitment Parties shall not have any liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

The Company further acknowledges that one or more of the affiliates of any Commitment Party are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, and other companies with which the Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by a Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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In particular, the Company acknowledges that the Company has been advised of the role of MLPFS and/or its affiliates as Financial Advisor and that, in such capacity, (i) the Financial Advisor may recommend to the Seller that the Seller not pursue or accept the offer or proposal of the Company for the acquisition of the Acquired Business, (ii) the Financial Advisor may advise the Seller and/or the Acquired Business in other manners adverse to the interests of the Company, including, without limitation, by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to the bid by the Company, taking other actions with respect to the bid of the Company and taking action under any definitive agreement between the Company, Seller and/or the Acquired Business, and (iii) the Financial Advisor may possess information about the Seller and/or the Acquired Business, the acquisition of the Acquired Business, and other potential purchasers and their respective strategies and proposals, but the Financial Advisor shall have no obligation to disclose to the Company the substance of such information or the fact that it is in possession thereof. In addition, the Company acknowledges that any of the Arrangers or Commitment Parties or their respective affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business and that, in such capacity, such Arranger, Commitment Party or affiliate may acquire information about the Acquired Business, the sale thereof, and such other potential purchasers and their strategies and proposals, but such party shall have no obligation to disclose to the Company the substance of such information or the fact that such party is in possession thereof.

10.         USA Patriot Act. Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), the Commitment Parties and other Term Loan Lenders may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Commitment Parties and other Term Loan Lenders to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Term Loan Lender.

11.         Entire Agreement. This Commitment Letter contains the entire commitment of the Commitment Parties for this transaction and, upon acceptance by the Company, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by a Commitment Party to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or on, or benefits to or on, any third party (other than the Indemnified Persons). Each of the parties hereto agrees that, if executed and accepted by the parties in the manner required herein, each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including the obligation of the parties to negotiate the Loan Documents in good faith); it being acknowledged and agreed that the closing of the Term Loan Facility is subject solely to the satisfaction of the conditions specified in Section 6 hereof, including the execution and delivery of the relevant Loan Documents by the parties hereto in a manner consistent with this Commitment Letter (including the applicable Documentation Principles and the obligation to negotiate in good faith); provided that nothing contained in this Commitment Letter obligates the Company or any of its affiliates to consummate the Acquisition or to draw down any portion of the Term Loan Facility.

12.         Surviving Provisions. The expense and indemnification, sharing information; absence of fiduciary relationship; affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments of the Commitment Parties described herein; provided, that, upon the execution and effectiveness of such definitive financing documentation, to the extent subject to, and covered by the provisions of such financing documentation, the provisions hereof with respect to expense, indemnification and confidentiality shall be superseded thereby.

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13.         Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means (including an email with a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

14.         Assignment; Governing Law. This Commitment Letter may not be assigned by the Company without the prior written consent of each Commitment Party and may not be amended, waived or modified, except in writing signed by each Commitment Party and the Company. This Commitment Letter and the Fee Letters, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York, provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letters, it is understood and agreed that (a) the interpretation of the definition of “Target Material Adverse Effect” (and whether or not a Target Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Company or any of its affiliates has the right to terminate its or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts, in each case located in New York County, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute. It is understood that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which does not involve this Commitment Letter, the Term Loan Facility or claims by or against the Company, any Commitment Party or any Indemnified Person, the immediately preceding sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement.

Notwithstanding anything to the contrary contained herein, the parties hereby agree that MLPFS may, without notice to the Company or any other Commitment Party, assign its rights and obligations under this Commitment Letter and the Fee Letters to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

15.         JURY TRIAL WAIVER. EACH Commitment Party AND THE COMPANY EACH WAIVES ITS RIGHT TO A JURY TRIAL IN RESPECT OF ANY CLAIM, CONTROVERSY, OR DISPUTE (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS OR THE ACTIONS OF A COMMITMENT PARTY OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER.

9

16.         Acceptance and Termination. This Commitment Letter will be of no force and effect unless executed by each Commitment Party and a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by each Commitment Party by 11:59 p.m. (Central time) on December 19, 2016, together with the Fee Letters as duly authorized, executed and delivered by the Company, provided that the Lead Arranger Fee Letter shall only be delivered to the Lead Arranger and the Administrative Agent Fee Letter shall only be delivered to the Administrative Agent. The commitment of each Commitment Party under this Commitment Letter, if accepted and agreed to by the Company as provided in the immediately preceding sentence, will terminate upon the earliest of (i) 5:00 p.m. on June 30, 2017 unless the Closing Date occurs on or prior thereto, (ii) the closing of the Acquisition without the closing of the Term Loan Facility, or (iii) the valid termination of the Acquisition Agreement; provided that the termination of any commitment or this Commitment Letter pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

17.         Assignment Provisions. Notwithstanding any other provision of the Commitment Letter to the contrary and notwithstanding any assignment or other transfer by any Initial Lender (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Term Loan Facility on the date of the Initial Draw upon the satisfaction (or waiver by the Commitment Parties) of the conditions specified in the Term Sheet) in connection with any assignment or other transfer until after the initial funding of such Initial Lender’s commitment under the Term Loan Facility on the date of the Initial Draw or the Company otherwise consents in writing, which consent shall not be unreasonably withheld and (b) no such assignment or other transfer shall, with respect to any portion of any Initial Lender’s commitments to fund its applicable percentage of the Term Loan Facility on the date of the Initial Draw, relieve such Initial Lender from its obligations hereunder to fund its applicable percentage of the Term Loan Facility on the date of the Initial Draw upon the satisfaction (or waiver by the Commitment Parties) of the conditions specified in the Term Sheet, except to the extent such portion is otherwise funded upon the initial funding on the date of the Initial Draw). Notwithstanding the foregoing, the Initial Lenders may assign any of their commitments to their affiliates and approved funds. Notwithstanding the foregoing restrictions set forth herein, the Company and the Administrative Agent hereby acknowledge and agree that the Commitment Parties shall be permitted to assign any portion of their respective unfunded commitments under the Term Loan Facility to the financial institutions listed on Schedule 2 attached hereto and their respective affiliates and/or approved funds (collectively, the “Approved Assignees”) pursuant to customary joinder agreements to the Commitment Letter (the “Approved Joinders” and each, individually, an “Approved Joinder”). Upon the execution and delivery of an Approved Joinder, the applicable Approved Assignee shall join the Commitment Letter as a Commitment Party and Initial Lender and each other Commitment Party and Initial Lender shall be relieved of its obligations with respect to the undrawn commitments so assigned to such Approved Assignee. The parties acknowledged that any further assignment or other transfer shall be subject to the provisions set forth in this paragraph above.

Signature Pages to Follow

10

If the Company accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this letter to MLPFS, together with the Fee Letters. We look forward to continuing to work with you to complete this transaction.

Very truly yours,

MERRILL LYNCH, PIERCE,
FENNER & SMITH INCORPORATED

By:	/s/ Darryl Kuriger
Name: Darryl Kuriger
Title: Managing Director

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

TPG Specialty Lending Inc.

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: Co-Chief Executive Officer

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Crystal Financial LLC

By:	/s/ Evren Ozargun
Name: Evren Ozargun
Title: Managing Director

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Gordon Brothers Finance Company, LLC

By:	/s/ Felicia Galeota
Name: Felicia Galeota
Title: Vice President

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Pathlight Capital LLC

By:	/s/ David C. Storer
Name: David C. Storer
Title: Senior Managing Director

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Great American Capital Partners, LLC

By:	/s/ John Ahn
Name: John Ahn
Title: President

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Special Value Continuation Partners, LP

TCP Waterman CLO, LLC

Tennenbaum Senior Loan Fund II, LP

Tennenbaum Senior Loan Operating III, LLC

Tennenbaum Senior Loan Fund IV-B, LP

Tennenbaum Senior Loan Fund V, LLC

Tennenbaum Enhanced Yield Operating I, LLC

Tennenbaum Heartland Co-Invest, LP

Tennenbaum Energy Opportunities Co, LLC

TCP Direct Lending Fund VIII

TCP Direct Lending Fund VIII-A

TCP Direct Lending Fund VIII-L

Reliance Standard Life Insurance Company

On behalf of each of the above entities:

By: TENNENBAUM CAPITAL PARTNERS, LLC

Its:  Investment Manager

TCP CLO III, LLC

By: SERIES I of SVOF/MM, LLC

Its:  Collateral Manager

On behalf of the above entity:

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

Signatures Continue on Next Page

[Signature Page to Commitment Letter]

Accepted on this 19th day
of December, 2016:

FRED’S, INC.

By:	/s/ Michael K. Bloom
Name: Michael K. Bloom
Title: President and Chief Executive Officer

[Signature Page to Commitment Letter]

SCHEDULE 1

Commitments

Commitment Parties	Commitment

TPG Specialty Lending Inc.	$200,000,000

Crystal Financial LLC	$100,000,000

Gordon Brothers Finance Company, LLC	$50,000,000

Pathlight Capital LLC	$85,000,000

Tennenbaum Capital Partners, LLC on behalf of:	$82,500,000

Special Value Continuation Partners, LP
TCP Waterman CLO, LLC
Tennenbaum Senior Loan Fund II, LP
Tennenbaum Senior Loan Operating III, LLC
Tennenbaum Senior Loan Fund IV-B, LP
Tennenbaum Senior Loan Fund V, LLC
Tennenbaum Enhanced Yield Operating I, LLC
Tennenbaum Heartland Co-Invest, LP
Tennenbaum Energy Opportunities Co, LLC
TCP Direct Lending Fund VIII
TCP Direct Lending Fund VIII-A
TCP Direct Lending Fund VIII-L
Reliance Standard Life Insurance Company

Great American Capital Partners, LLC	$82,500,000

Total	$600,000,000

19

SCHEDULE 2

Approved Assignees

Pathlight BGC Ltd.

20

ANNEX A

Indemnification Provisions

To the fullest extent permitted by applicable law, the Company (the “Indemnifying Person”) agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal costs (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for such affected Indemnified Person) or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions or (b) the Commitment Letter or the Fee Letters; provided, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of such Indemnified Person. These Indemnification Provisions shall be in addition to any liability which the Indemnifying Person may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Person with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Person shall not relieve the Indemnifying Person from its obligations hereunder. The Indemnified Persons shall have the right to retain counsel of their choice to represent them, and the Indemnifying Person shall pay the reasonable fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Person and any counsel designated by the Indemnifying Person. The Indemnifying Person shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the applicable Indemnified Person, the Indemnifying Person shall not settle or compromise any claim, unless (i) such Indemnified Person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution has given his, her or its prior written consent or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages, expenses and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such claim, (B) does not include any statements as to or any findings (or admissions) of fault, culpability or failure to act by or on behalf of any Indemnified Person and (C) is paid by the Indemnifying Person in cash.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Person, on the one hand, and the applicable Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the applicable Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Person, on the one hand, and the applicable Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Person, on the one hand, and the applicable Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered, provided, that, no Indemnified Person shall be liable for any fault, fraud, tort, or breach of any other Indemnified Person or for a claim or cause of action against such other Indemnified Person. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

Neither expiration nor termination of the commitment of a Commitment Party under the Commitment Letter or funding or repayment of the loans under the Term Loan Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Term Loan Facility, unless to the extent it is found in a final non-appeable judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letters and the Company, on behalf of itself and each of its affiliates, irrevocably and unconditionally waives any right to seek such damages for any claim that may be alleged as a result of any breach, or as a result, of this Commitment Letter or any element of the transactions contemplated hereby.

22

CONFIDENTIAL

EXHIBIT A

FRED’S, INC.

Transaction Description

December 19, 2016

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Exhibits and Annexes thereto.

The Company (through one or more of its wholly-owned domestic subsidiaries) intends to acquire (the “Acquisition”) all of the Purchased Assets and assume the Assumed Liabilities (as each of such terms is defined in the Acquisition Agreement as in effect on the date hereof) related to not less than 750, but up to 1,000, retail stores of Rite Aid Corporation (the “Acquired Business”) from Rite Aid Corporation (“Seller”), all as set forth in the Acquisition Agreement as defined below. In connection therewith:

(a) The Acquisition will be effected pursuant to the Asset Purchase Agreement by and among the Company and Seller, and for the limited purposes set forth therein, Walgreen Boots Alliance, Inc. (and together with the schedules and exhibits thereto and the Ancillary Agreements referred to therein, the “Acquisition Agreement”). Such Acquisition shall be consummated pursuant to an initial Closing and one or more Subsequent Closings (each, as defined in the Acquisition Agreement) (such retail store locations and the related assets acquired pursuant to a Subsequent Closing, being hereinafter a “Series”, provided that, all retail store locations and the related assets acquired pursuant to a Series of Subsequent Closings (each, an “Acquired Store Series”) occurring on consecutive business days (with an average of not less than 50 retail stores per day acquired pursuant thereto (or, if less, (x) the entire remaining balance of stores and related assets to be acquired by the Company pursuant to the Acquisition Agreement, (y) at any time after the date that the Borrowers shall have acquired 67% of all retail store locations and related assets required to be acquired pursuant to the Acquisition Agreement, up to 25 separate transfers of one or more retail store locations and related assets to be acquired by the Company pursuant to the Acquisition Agreement or (z) as agreed to by the Required Lenders (as such term is defined in Exhibit B)) shall be deemed to form a part of the same Acquired Store Series)). Following the Acquisition, the Acquired Business will be owned by the Company, except for any assets to be acquired in connection with any Subsequent Closing or the Distribution Center Closing (as each of such terms are defined in the Acquisition Agreement as in effect on the date hereof).

(b) The Acquired Business will be released from all obligations in connection with any debt for borrowed money, including the credit facility provided to Seller and its subsidiaries for which Citibank, N.A. is the agent (the “Existing Credit Facility”) and any security interests in, encumbrances or liens on any of the assets of the Acquired Business (other than Permitted Liens (as defined in the Acquisition Agreement)) will be released and terminated (such release of obligations and the termination and discharge of such liens and encumbrances, the “Release”).

(d) Borrowers and the other Loan Parties (as defined in Exhibit B) will enter into the Term Loan Facility and the applicable Loan Documents.

A-1

(e) Borrowers will enter into a senior secured loan facility in an aggregate principal amount of $1,050,000,000 (as may be increased to $1,200,000,000 on the Closing Date) consisting of (a) senior secured asset-based term loans advanced on a “first-in, last-out” basis in an aggregate principal amount of $200,000,000 (as may be increased to $350,000,000 on the Closing Date) (the “ABL FILO Term Facility”) and (b) a senior secured asset-based revolving loan and letter of credit facility in an aggregate principal amount of $850,000,000 (the “ABL Revolving Facility”), in each case subject to the applicable borrowing base and on the terms and conditions set forth in that certain Senior Secured Loan Facility Commitment Letter, dated on or about the date hereof (the “ABL Commitment Letter”), by and among the Company, MLPFS, as arranger, Bank of America, N.A., as agent and the other parties thereto, with such changes thereto which are reasonably satisfactory to the Initial Lenders (the “ABL Loan Facility”; such loans made under the ABL FILO Term Facility the “ABL FILO Loans” and such loans made under the ABL Revolving Facility the “ABL Revolving Loans” collectively, the “ABL Loans”; and the commitments to make such ABL FILO Loans the “ABL FILO Commitments” and the commitments to make such ABL Revolving Loans the “ABL Revolving Commitments”, collectively the “ABL Commitments”), which shall be secured by liens that are subordinated to the liens securing the Term Loan Facility, except for the liens on the ABL Priority Collateral (as defined in Exhibit B) which will be senior to the liens securing the Term Loan Facility.

(f) The fees, premiums, expenses and other transaction costs incurred in connection with the Transactions that are due and payable on or prior to the Closing Date (the “Transaction Costs”) will be paid.

(g) The proceeds of the Term Loan Facility and ABL Loan Facility will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to pay all or a portion of the Transaction Costs and for general corporate purposes.

The Acquisition, the Release, the Term Loan Facility, the ABL Loan Facility and the other transactions described above or related thereto are collectively referred to as the “Transactions”.

A-2

EXHIBIT B

TO

COMMITMENT LETTER

FRED’S, INC.

$600,000,000 Senior Secured Term Loan Facility

(“Term Loan Facility”)

Summary of Principal Terms and Conditions

December 19, 2016

This Summary of Principal Terms and Conditions (the “Term Sheet”) is part of the commitment letter, dated December 19, 2016 (the “Commitment Letter”), addressed to Fred’s, Inc. (the “Company”) by Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, with its designated affiliates, “MLPFS”), TPG Specialty Lending Inc. (“TPG”), Crystal Financial LLC (“Crystal”), Gordon Brothers Finance Company, LLC (“GBFC”), Pathlight Capital LLC (“Pathlight”), Tennenbaum Capital Partners, LLC (“Tennenbaum”), Great American Capital Partners, LLC (“GACP” and together with TPG, Crystal, GBFC, Pathlight and Tennenbaum, collectively, the “Initial Lenders”;; the Initial Lenders together with MLPFS, each individually a “Commitment Party” and collectively, the “Commitment Parties”), and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	The Company, AFAE, LLC and any other wholly-owned subsidiary of the Company organized under the laws of the United States or a State or instrumentality thereof with assets to be included in the Borrowing Base (individually, a “Borrower” and collectively, “Borrowers”). All references to Borrowers shall mean such subsidiaries of the Company after giving effect to the Acquisition.

Guarantors:	Each of the Company’s existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers (collectively, the “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, “Loan Parties”); provided, that, Guarantors shall not include (a) any non-US subsidiary of the Company organized or acquired after the Closing Date that is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (“CFC”) and any U.S. subsidiary of the Company that is treated as a “disregarded entity” for federal income tax purposes the sole assets of which are equity interests in CFCs and that has no material assets or material operations other than the equity interests of CFC’s (such entity, a “CFC Holdco”), (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues and assets), and (c) special purpose entities whose only assets consist of real estate, improvements and fixtures thereon that are subject to existing mortgages to secure debt for borrowed money. Notwithstanding the foregoing, in the event any holder of any debt for borrowed money of any Loan Party obtains any guaranty from any such CFC or such CFC Holdco, then, in such event, such CFC and/or CFC Holdco shall be required to provide a guaranty of the obligations under the Term Loan Facility. Administrative Agent and Initial Lenders may agree that the special purpose entity that owns certain intellectual property used by the Company, which is expected to be dissolved and its assets transferred to the Company, will not be a Guarantor, provided, that, (i) if such company is not dissolved and all of its assets are not transferred to the Company within 6 months after the Closing Date, such entity will become a Guarantor and all of its assets subject to the perfected security interest of Administrative Agent and (ii) prior to such dissolution and transfer, such company will not engage in any business activities, own any material assets or have any material obligations or liabilities, other than the intellectual property that it currently owns, the licensing thereof, and transactions directly related thereto.

B-1

Administrative Agent:	TPG or another Initial Lender (in such capacity, “Administrative Agent”).

Lenders:

Crystal, GBFC, Pathlight, TPG, GACP, Tennenbaum and such other institutions as may become parties to the Term Loan Facility as lenders (collectively “Term Loan Lenders”) but not including any Disqualified Lenders.

The term “Disqualified Lender” means (i) any natural person, (ii) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by the Company to Administrative Agent and Initial Lenders prior to the date of the Commitment Letter, (iii) those persons that are competitors of the Company that are separately identified by the Company to the Administrative Agent and Initial Lenders in writing (it being understood and agreed that any bona fide debt funds or any financial investors in such persons shall not constitute a competitor thereof) prior to the date of the Commitment Letter or from time to time thereafter (and if after the date of the Commitment Letter subject to the approval of Administrative Agent and provided that such notice shall not apply to retroactively disqualify any parties that have previously acquired an assignment of or participation interest in the Term Loans), and (iv) in the case of each of clauses (i), (ii) and (iii), any of their affiliates that are clearly identifiable as such by their names or identified in writing by the Company to the Administrative Agent.

Joint Lead Arrangers and Bookrunners:	MLPFS (in such capacity, “Lead Arranger”) and TPG (collectively with the Lead Arranger, the “Arrangers”).

Co-Documentation Agents:	Gordon Brothers Finance Company, Crystal and Pathlight (collectively, “Co-Documentation Agents”).

Term Loan Facility:	The Term Loan Facility will consist of a senior secured term loan facility in an aggregate principal amount of $600,000,000 provided to Borrowers, subject to the terms and conditions contained herein. Amounts under the Term Loan Facility will be available in U.S. dollars.

B-2

Term Loans under the Term Loan Facility (the “Term Loans”) shall be made in two drawings. The first drawing (the “Initial Draw”) shall be in an aggregate principal amount of at least $300,000,000 and shall be made by the Borrowers on or before the tenth (10th) business day after the Closing Date. The second drawing (the “Delayed Draw”) shall be made by the Borrowers on or before the earlier of (i) September 30, 2017 and (ii) the acquisition by the Company (through one or more of its wholly-owned domestic subsidiaries) of 425 Acquired Stores (as defined in the Acquisition Agreement) in the aggregate (the “Outside Draw Date”). Repayments and prepayments of the Term Loans may not be reborrowed. Borrowers shall have the option to permanently reduce the amount of the commitments under the Term Loan Facility, on a pro rata basis, in the aggregate amount of up to $150,000,000 on or before the thirtieth (30th) day after the execution of the Commitment Letter, provided that (i) Borrowers shall have delivered written notice to the Initial Lenders stating the amount of such reduction, (ii) Borrowers shall have paid the Commitment Reduction Fee (as defined in the Fee Letters) and (iii) the commitments under the ABL Revolving Facility shall be increased in the amount equal to the amount of the reduction.

Upon the funding of any Term Loan, the commitments in the amount of such Term Loan shall automatically terminate. On the Outside Draw Date, any unused commitments under the Term Loan Facility shall automatically terminate and the ability to request the Delayed Draw shall automatically terminate.

The Company will be appointed to act as the agent for Loan Parties for all purposes of dealing with Administrative Agent and the Term Loan Lenders, including requesting Term Loans.

Amortization:	The Term Loans will be repaid in consecutive equal quarterly installments of principal in the amount of $7,500,000, commencing on the first day after the first full calendar quarter after the Closing Date, with the final installment to be in the then remaining balance of the Term Loan (and including principal, accrued and unpaid interest and other amounts) due on the Maturity Date.

Term Loan Borrowing Base:

To the extent that, at any time, and for so long as, the outstanding amount of the Term Loans exceeds the Term Loan Borrowing Base then in effect, the ABL Loan Agent shall establish and maintain a reserve (the “Term Loan Push Down Reserve”) against the “Borrowing Base” under the ABL Loan Facility equal to the amount of such excess.

“Term Loan Borrowing Base” means the amount calculated as follows:

(a)   10% of the face amount of eligible credit card receivables of Borrowers; plus

(b)   10% of the net amount of eligible pharmacy    receivables of Borrowers; plus

(c)   10% of the Net Recovery Percentage of eligible merchandise inventory (other than pharmacy inventory) of Borrowers multiplied by the value of such eligible inventory; plus

(d)   10% of the Net Recovery Percentage of eligible pharmacy inventory of Borrowers multiplied by the value of such eligible inventory; plus

B-3

(e)   Term Loan Pharmacy Scripts Availability (defined below).

The “value” of each category of eligible inventory will be determined in accordance with generally accepted accounting principles as consistently applied by the Company pursuant to its then current practices (or in the case of certain categories of inventory to be specified by ABL Loan Agent, the retail value thereof), but in any event at all times consistent with the practices used in the most recent field examination and appraisals that have been received by ABL Loan Agent in accordance with the Loan Documents.

The following defined terms used herein shall have the meaning set forth below:

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of eligible inventory at such time on a “going out of business” basis (or, in the case of any Acquired Store (through the period during which the Transition Services Agreement is in effect), on a “store closing sale” basis) as set forth in the most recent acceptable inventory appraisal received by ABL Loan Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost (or as to certain categories of inventory as specified by ABL Loan Agent, the retail value) of the aggregate amount of the eligible inventory subject to such appraisal.

“Pharmacy Scripts Advance Rate” means 75% on the Closing Date, which percentage shall be reduced on the first day of each fiscal quarter after the Closing Date by the greater of (i) 0.75% and (ii) the sum of 7,500,000 divided the then applicable Aggregate Pharmacy Scripts Value (as defined below).

“Term Loan Pharmacy Scripts Availability” means the lowest of:

(a)   The sum of (i) the Pharmacy Scripts Advance Rate multiplied by the product of (x) the average per script “net orderly liquidation value” of eligible prescription files (“pharmacy scripts”) based on the most recent acceptable appraisal received by ABL Loan Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets (“Pharmacy Scripts NOLV”), multiplied by (y) the number of eligible pharmacy scripts (the product of (x) and (y) being the “Aggregate Pharmacy Script Value”), minus (ii) the sum of (x) the “Pharmacy Scripts Availability”, if any and (y) the “FILO Pharmacy Scripts Availability” whether or not the ABL FILO Term Loan has been drawn (as such terms are defined in the “Borrowing Base” under the ABL Loan Facility), or

(b)   the amount equal to 85% of the Term Loan Cap (determined without regard to this limitation in this clause (b)).

B-4

“Term Loan Cap” means, at any time of determination, the lesser of (a) the then outstanding amount of the Term Loans plus the unused Term Loan commitments or (b) the Term Loan Borrowing Base.

Eligibility:	Criteria for determining eligible credit card receivables, eligible pharmacy receivables, eligible merchandise inventory, eligible pharmacy inventory, and eligible pharmacy scripts will be in the permitted discretion of ABL Loan Agent in accordance with ABL Loan Agent’s customary practices and as appropriate under the circumstances as determined by ABL Loan Agent pursuant to field examinations and other due diligence (it being understood that eligibility criteria with respect to the foregoing as of the Closing Date shall be mutually acceptable to the “Collateral Agents” under the ABL Loan Facility and the Initial Lenders).

Optional Prepayments:	Subject to the Early Termination Fee provided in the Initial Lender Fee Letter, Term Loans may be prepaid in whole or in part from time to time at the option of Borrowers, upon notice and in minimum principal amounts and multiples to be agreed and will be applied to installments of principal in the inverse order of maturity (and including all breakage or similar costs, if any).

Mandatory Prepayments:

Borrowers will be required to make prepayments:

(a)   in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon and including sales in the ordinary course of business, but not any bulk sales);

(b)   in an amount equal to 100% of the net cash proceeds of any debt issued by any Loan Party or its subsidiaries (other than certain categories of permitted debt to be specified);

(c)   in an amount equal to 100% of the net cash proceeds of any equity issuance by any Loan Party or its subsidiaries (other than equity issuances by a Loan Party or its subsidiary to its or their members or management and other employees, in each case as to such members, management or other employees pursuant to employee stock or option plans approved by the board of directors and other exceptions to be agreed);

(d)   in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by any Loan Party or its subsidiaries, subject to reinvestment rights to be agreed;

(e)   in an amount equal to 100% of the net proceeds of extraordinary receipts (the definition of which is to be agreed), except for proceeds less than an amount to be agreed.

B-5

Mandatory prepayments specified in clauses (a) through (e) will be applied first to the ABL Revolving Loans (without permanent reduction in commitments), to cash collateralize Letters of Credit and then to the outstanding ABL FILO Term Loans in the event that the asset sold or that is the basis for the receipts is ABL Priority Collateral or first to the Term Loans in the event that the asset sold is the basis for the receipts is Term Loan Priority Collateral; provided that, if the Prepayment Exception Conditions are satisfied at the time of a prepayment under clauses (b) or (c) above, such amounts may (at the sole discretion of the Borrowers) be applied first to the Term Loans and thereafter to the ABL Loans (and in the case of the ABL Revolving Loans, without permanent reduction in commitments), to cash collateralize Letters of Credit and then to the outstanding ABL FILO Term Loans.

The “Prepayment Exception Conditions” means: (A) no Default or Event of Default has occurred and is continuing, (B) Excess Availability for the immediately preceding 30 consecutive day period shall have been (i) for the period from the Closing Date through the second anniversary of the Closing Date, not less than the greater of (1) 35% of the Combined Loan Cap or (2) $450,000,000 and (ii) thereafter, not less than the greater of (1) 30% of the Combined Loan Cap or (2) $400,000,000, (C) after giving effect to any such payment, the Excess Availability shall be not less than the greater of such amounts in the foregoing clause (B), (D) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such payment shall be not less than the greater of such amounts in the foregoing clause (B), and (E) the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the incurrence of such debt (x) based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto and (y) as projected as of the end of each month for each of the twelve (12) months following the incurrence of such debt, in each case of clause (x) and (y), shall be not less than 1.00 to 1.00.

Interest and Fees:	See Schedules 1 and 2 attached hereto.

Use of Proceeds:	The proceeds of the Term Loans will be used by Borrowers (a) to pay costs, expenses and fees in connection with the Term Loan Facility, the Acquisition and the other Transactions, (b) for payment of consideration for the acquisition of additional retail stores and related assets and/or the Distribution Center pursuant to, and in accordance with the terms of the Acquisition Agreement, and (c) to pay down the ABL Loan Facility without permanent reduction in commitments thereunder.

Closing Date:	The date on or before June 30, 2017 on which the conditions set forth in Section 6 of the Commitment Letter are satisfied or waived (the “Closing Date”).

Term:	5 years from the Closing Date (the “Maturity Date”).

Collateral:

Subject to the Certain Funds Provisions and the limitations set forth below, to secure all obligations of each Loan Party, (a) first priority (subject to certain specified permitted liens), perfected security interests in and liens on all Term Loan Priority Collateral and (b) second priority (subject to certain specified permitted liens), perfected security interests in and liens on all ABL Priority Collateral subordinate only to the liens securing the ABL Loan Facility pursuant to the terms of the Intercreditor Agreement (as defined below).

B-6

“ABL Priority Collateral” means all present and future assets and properties of the Loan Parties, including (a) accounts (other than accounts arising under contracts for sale of Term Loan Priority Collateral as such term is defined below) and payment intangibles, including credit card receivables, (b) general intangibles (including all intellectual property and loans or advances payable by a Loan Party to any other Loan Party) and prescription files, (c) chattel paper (other than chattel paper relating to Term Loan Priority Collateral), (d) documents, (e) instruments (including any promissory notes), (f) supporting obligations, (g) letters of credit and letter-of-credit rights, (g) deposit and securities accounts, investment property (including any stock or other equity or ownership interests in the subsidiaries and affiliates of each Loan Party), (h) commercial tort claims, (i) inventory, (j) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (k) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties), other than (x) Excluded Assets or (y) to the extent constituting Term Loan Priority Collateral.

“Term Loan Priority Collateral” means all present and future assets and properties of the Loan Parties consisting of (a) equipment, (b) fixtures, (c) motor vehicles, (d) fee and leasehold real property (including improvements and rights related thereto), (e) any deposit account used exclusively for the deposit of proceeds of Term Loan Priority Collateral, (f) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and the other Term Loan Priority Collateral, documents, general intangibles (excluding all intellectual property, any loans or advances payable by a Loan Party to any other Loan Party and all prescription files), chattel paper, instruments, investment property (excluding any stock or other equity or ownership interests in the subsidiaries and affiliates of each Loan Party), commercial tort claims, letters of credit, supporting obligations and letter of credit rights, (g) accounts arising from contracts of sale of Term Loan Priority Collateral and (h) all proceeds and products of any or all of the foregoing in whatever form received (but not including proceeds of business interruption insurance or any identifiable proceeds of ABL Priority Collateral), other than Excluded Assets.

“Collateral” means the ABL Priority Collateral and the Term Loan Priority Collateral.

B-7

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the following (the “Excluded Assets”): (a) shares of any subsidiary that is a CFC or a CFC Holdco, in each case in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote to secure the obligations of Borrowers, if a pledge of a greater percentage would result in material adverse tax consequences to the Company, (b) leasehold interests in real property, but only to the extent granting such lien is expressly prohibited by such lease, (c) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (d) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement covering real or personal property, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Administrative Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement, (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited thereby, provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interests in and liens upon any proceeds thereof, (g) equipment owned by any Loan Party on the date hereof or hereafter acquired that is subject to a lien securing a purchase money obligation or capitalized lease permitted to be incurred pursuant to the Loan Document if the contract or other agreement in which such lien is granted validly prohibits the creation of any other lien on such equipment, and (h) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority). Proceeds of Excluded Assets shall be deemed Collateral.

In addition, no actions will be required by Loan Parties to perfect security interests in (i) commercial tort claims with a value of less than an amount to be agreed, (ii) promissory notes in an principal amount of less than an amount to be agreed, (iii) share certificates of subsidiaries organized under the laws of a jurisdiction outside of the United States or Canada and (iv) store deposit accounts which are not maintained at a depository bank where other deposit accounts are and so long as funds in such accounts are remitted to a concentration account on a daily basis or other regular periodic basis in a manner consistent with the requirements contained under the heading “Cash Management”.

B-8

As to specific items of Collateral, Administrative Agent may determine not to perfect its security interest therein based on the de minimus value thereof relative to the costs of such perfection. The obligations secured shall include hedging and bank product obligations of any Loan Party where a Term Loan Lender or an affiliate of a Term Loan Lender is a counterparty.

Intercreditor arrangements between Administrative Agent and the agent or other representative for the ABL Loan Facility (the “ABL Loan Agent”) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will be in form and substance reasonably satisfactory to Administrative Agent, the Term Loan Lenders, the ABL Loan Agent and the Company.

Documentation:	Definitive loan documentation (collectively, the “Loan Documents”), including, without limitation, a term loan agreement, security agreements, pledge agreements, guarantees, control agreements, mortgages, evidence of insurance coverage, lender’s loss payable endorsements as to casualty and business interruption insurance, mortgagee’s title insurance (with satisfactory endorsements and coverage for matters disclosed by surveys), flood certificates and evidence of flood insurance for all fee and leasehold real property subject to a mortgage, the Intercreditor Agreement, lien search results, customary opinion letters of counsel to the Loan Parties, collateral access agreements, collateral assignment of rights under acquisition documents (including any transition services agreement), payoff letters, borrowing base certificate and documents and agreements related to all of the foregoing, each in form and substance reasonably satisfactory to the Company, Administrative Agent and Initial Lenders.

The terms and provisions of the Loan Documents will be mutually agreed upon, the terms of which (including materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industry, businesses, financial condition, leverage, capital structure, projected performance, reporting and accounting systems, Excess Availability, collateral and practices of the Company and its subsidiaries, the Transactions, and the practices and procedures of the Administrative Agent and the asset-based lending market), and will be consistent with this Term Sheet (the “Documentation Principles”).

With respect to lien waivers and access agreements from lessors of leased real property or operators of premises where inventory of Borrowers is located, Borrowers shall use commercially reasonable efforts to obtain such agreements prior to closing for the corporate headquarters, distribution centers and warehouses (but not for retail store locations) and to the extent not delivered prior to closing, shall use commercially reasonable efforts to obtain such agreements thereafter. To the extent that Administrative Agent has not received a reasonably acceptable lien waiver and access agreement for a leased or third party location of any Loan Party consisting of a warehouse, distribution center or store location in a state where a landlord has a lien under applicable law, ABL Loan Agent shall establish a one-month reserve in respect of amounts payable under the applicable lease or other agreement with such lessor or operator subject to certain limitations to be agreed.

B-9

The real estate mortgages in favor of the Administrative Agent for the benefit of the Term Loan Lenders shall be filed no later than sixty (60) days after the date of the Closing Date (or such later period as the Administrative Agent may agree), provided that mortgages shall not be required with respect to real estate that has a value below $100,000.

Borrowers shall use their best efforts to deliver certificates of title with respect to motor vehicles to the Administrative Agent upon the Administrative Agent’s request if (i) an Event of Default has occurred or (ii) Excess Availability is less than or equal to 25% of the Combined Loan Cap.

Representations and Warranties:	Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions, in each case as agreed by the parties, the term loan agreement governing the Term Loan Facility will contain the following representations and warranties: due organization and qualification; accuracy of financial information; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with law (including regulatory and licensing requirements), regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the USA Patriot Act, environmental laws, FCPA, OFAC and other anti-terrorism laws); no material adverse change; fraudulent transfer; solvency; ERISA compliance; employee and labor matters; environmental matters; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; indebtedness; payment of taxes; margin stock; the Acquisition and acquisition documents (including the Acquisition Agreement and the Transition Services Agreement); eligible credit card receivables, eligible pharmacy receivables, eligible inventory and other eligible assets; location of inventory and equipment; inventory records; insurance; no default; no brokers; equity interests; customer and trade relations; no casualty.

Affirmative Covenants:	Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions, in each case as agreed by the parties, the term loan agreement governing the Term Loan Facility will contain the following affirmative covenants: financial statements, financial projections, management letters and other information; notices of defaults, litigation and other material events; collateral matters (including without limitation, reporting, notices and appraisal requirements); payment of obligations; cash management; reports and certificates; existence; maintenance of properties, including implementation and maintenance of appropriate systems; taxes; insurance; inspection; compliance with laws (including without limitation the USA Patriot Act, FCPA, OFAC and other anti-terrorism laws and Medicaid/Medicare or other regulatory laws); environmental; disclosure updates; formation of subsidiaries; senior debt status; bank products; accounting changes; further assurances; additional loan parties; lender meetings; material contracts (including the Acquisition Agreement and the Transition Services Agreement); employee and labor matters; new locations of Collateral; use of proceeds; compliance with terms of leaseholds; books and records; accountants; physical inventories; ERISA matters.

B-10

Collateral and Financial Reporting:	Collateral and financial reporting shall be usual and customary for facilities of this nature and as may be deemed appropriate by Administrative Agent, including:

(a) At any time prior to the date that the Borrowers shall have acquired 90% of all retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement, weekly borrowing base certificates (except that, in connection with a Subsequent Closing, such borrowing base certificate may be delivered upon the consummation of a Subsequent Closing) and, thereafter, monthly borrowing base certificates so long as Excess Availability is not less than the greater of (i) 20.0% of the Combined Loan Cap or (ii) $250,000,000 and no default or event of default exists, otherwise weekly; provided, that, at any time borrowing base certificates are delivered on a weekly basis, it shall continue for not less than four consecutive weeks;

(b) ABL Loan Agent shall cause (i) two (2) field examinations and two (2) appraisals of each of inventory and pharmacy scripts in each 12 month period to be conducted at the expense of Borrowers, provided that (ii) at any time Excess Availability is less than the greater of (A) 20.0% of the Combined Loan Cap or (B) $250,000,000, ABL Loan Agent shall cause a third field examination and a third appraisal of each of inventory and pharmacy scripts to be conducted in such 12 month period at the expense of Borrowers.

Subject to customary terms and conditions set forth in the Intercreditor Agreement (including customary prior notice periods and opportunity for ABL Loan Agent to conduct any such appraisal or field exam), in the event that the ABL Loan Agent has not conducted such appraisals, and field examinations in accordance with the cadence set forth in clause (i) above or, as mutually agreed by the Administrative Agent and Term Loan Lenders, clause (ii) above (to the extent applicable), and provided the results of such appraisals and field exams to the Administrative Agent, Administrative Agent may cause such appraisals and/or field examinations to be conducted at the expense of Borrowers, which appraisal or field exam shall be utilized by the ABL Loan Agent in connection with determining “eligibility”, the applicable Net Recovery Percentage and the Pharmacy Script NOLV, provided that the amount available to be borrowed under the Borrowing Base or the FILO Loan Borrowing Base does not increase. All appraisals and field exams shall be (x) conducted by appraisers and firms that are reasonably acceptable to the Administrative Agent (it being agreed that Tiger Capital Group, LLC and Hilco Merchant Resources are deemed to be reasonably acceptable appraisers with respect to inventory and pharmacy scripts and Nardella & Taylor, LLP and Richter Consulting are deemed to be reasonably acceptable field examiners) and (y) satisfactory in scope to the Administrative Agent (it being agreed that the scope of the most recent appraisals and field examinations are satisfactory to the Administrative Agent, and upon any changes in circumstance or financial condition of Borrowers, the Administrative Agent shall have the reasonable opportunity to consult with the ABL Loan Agent regarding any required changes to such scope);

B-11

(c) Monthly financial statements, annual unqualified audited financial statements and projections;

(d) Other financial and collateral reports (including rolling 13-week cash flow projections and reporting); and

(e) Prior to the Closing Date the Company shall provide monthly financial statements for Fred’s Inc. and shall use reasonable best efforts to cause the Seller to deliver monthly financial statements for the 865 retail stores of the Acquired Business including the 4-Wall EBITDA.

The term “Excess Availability” as used herein means, at any time, (i) the ABL Loan Cap at such time (plus, at any time prior to September 30, 2017 and, solely to the extent the ABL FILO Term Facility is not funded, the lesser of the FILO Borrowing Base under the ABL Loan Facility and the ABL FILO Commitments), minus (ii) the ABL Revolving Loans and Letters of Credit then outstanding. At all times Excess Availability is tested the Borrower shall certify to the Administrative Agent and Term Loan Lenders that all expenses, including rent, trade payables and amounts due under the Transition Services Agreement have been paid in the ordinary course of business in all material respects.

“Combined Loan Cap” shall have the meaning set forth in the ABL Commitment Letter.

The term “ABL Loan Cap” as used herein means, at any time, the lesser of (i) the “Borrowing Base” under the ABL Loan Facility at such time and (ii) the aggregate amount of the ABL Revolving Commitments.

Through the later of the date that is (x) the six (6) month anniversary of the Closing Date and (y) sixty (60) days following the date that the Borrowers shall have acquired 80% of all retail store locations (and related assets) required to be acquired pursuant to the Acquisition Agreement, the ABL Loan Agent will, at the expense of the Borrowers, retain Berkeley Research Group, LLC as a consultant and financial advisor (“Advisor”) to provide: (i) financial reporting and borrowing base validation services (including, without limitation, rolling 13-week cash flow projections and reporting); (ii) pre-close evaluation of the cash management and collateral reporting available off the clone system following a month-end close during the ten (10) store pre-close testing project; (iii) progress reporting on the Company’s progress relating to integration and Transition Services Agreement processes; (iv) evaluation of the satisfactory integration (during such period of engagement) and plan of integration of the ERP system; and (v) financial advisory services as requested by the ABL Loan Agent and Administrative Agent. Any and all reports prepared by the Advisor shall be provided to the Administrative Agent and Initial Lenders. ABL Loan Agent shall cause the Advisor, from time to time upon reasonable advance request by the Administrative Agent and the Initial Lenders (but, in any event, not more frequently than one time per week), to participate in status calls with the Administrative Agent and the Initial Lenders with respect to the services performed and reports prepared by the Advisor.

B-12

Cash Management:

As of the Closing Date, Loan Parties shall have a cash management system in form and substance reasonably satisfactory to ABL Loan Agent and Administrative Agent (it being understood that a cash management system similar in function to that of Rite Aid Corporation shall be satisfactory to ABL Loan Agent and Administrative Agent). Loan Parties will direct all credit card issuers and processors, and those customers making payments on receivables, to remit payments to deposit accounts that, subject to the Certain Funds Provision, are the subject of control agreements among the applicable Loan Party, Administrative Agent, ABL Loan Agent and the depository bank in form and substance reasonably satisfactory to ABL Loan Agent and Administrative Agent and Loan Parties will be required to promptly remit any payments received by them to these accounts. Funds deposited into the deposit accounts of Loan Parties shall be remitted to ABL Loan Agent for application to the obligations upon a Cash Dominion Event.

“Cash Dominion Event” means (a) Excess Availability is less than the greater of (i) 15.0% of the Combined Loan Cap at any time or (ii) $200,000,000, or (b) an event of default exists or has occurred and is continuing; provided, that,

(i)      to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than the applicable amount for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than the amount in clause (a) of this definition, and

(ii)     to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if such event of default is cured or waived or otherwise no longer exists, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

Financial Covenant:	Borrowers shall maintain minimum Excess Availability at all times equal to the greater of (a) 10% of the Combined Loan Cap or (b) (x) from the Closing Date through the 60 day anniversary of the Closing Date, $100,000,000 and (y) thereafter, $150,000,000.

B-13

Negative Covenants:	Subject to the Certain Funds Provisions and the Documentation Principles, limited to the following, and subject to materiality and other negotiated limitations and exceptions (including baskets in amounts to be agreed for certain covenants), in each case as agreed by the parties, the term loan agreement governing the Term Loan Facility will contain the following negative covenants: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases, repayments or prepayment of subordinated debt or optional repurchases, prepayments or other optional payments in respect of other debt; creation or suffering of liens; loans, investments and acquisitions (including the acquisition of additional store locations under the Acquisition Agreement after the Closing Date); affiliate transactions; changes in the conduct of business, fiscal year or accounting practices; asset sales, store closings, mergers, consolidations and other fundamental changes; restrictions affecting subsidiaries; limitation on amendment of organizational documents and certain material agreements (including the Acquisition Agreement and Transition Services Agreement); use of proceeds; inventory and equipment with bailees; bank accounts and credit card arrangements; and burdensome agreements.

The negative covenant on dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness will expressly allow such dividends, redemptions and repurchases, or such optional prepayments, provided, that, (i) no such dividends, redemptions and repurchases or optional prepayments may be made on or before the second anniversary of the Closing Date (other than dividends in an aggregate amount not to exceed $10,000,000 in any fiscal year, so long as no default or event of default shall have occurred and be continuing or would result therefrom (including under the Financial Covenant))and (ii) Loan Parties may make dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness after the second anniversary of the Closing Date, provided, that, (A) as of the date of any such payment in respect thereof, and after giving effect thereto, each of the Payment Conditions (as defined below) is satisfied and (B) Administrative Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be agreed.

The negative covenant governing acquisitions after the Closing Date (other than pursuant to the Acquisition Agreement) will expressly allow an acquisition, provided, that, except as otherwise provided below, (i) no acquisition or series of related acquisitions involving consideration in excess of $40,000,000 per year (of which, not more than $20,000,000 shall be paid in consideration of any acquisition of assets not constituting script files through the first anniversary of the Closing Date), in any one case or in the aggregate, shall occur prior to the second anniversary of the Closing Date; provided that the limitations set forth in this clause (i) shall no longer apply in the event that Excess Availability as of the fiscal year ended January 2018 is greater than $500,000,000, (ii) as of the date of any such acquisition and after giving effect thereto, each of the Payment Conditions is satisfied, (iii) the acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in, (iv) the board of directors (or other comparable governing body) of the person to be acquired shall have duly approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, and (v) Administrative Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be mutually agreed.

B-14

The negative covenants will include a provision permitting the acquisition by the Borrowers of additional stores (and related assets) from Seller under the Acquisition Agreement, provided that the consummation of any such Subsequent Closing shall be subject only to the following conditions (the “Subsequent Acquisition Conditions”): (a) the closing of the acquisition of Purchased Assets pursuant to such Subsequent Closing, in accordance with the Acquisition Agreement as in effect on the date hereof (subject to the Permitted Amendments (as defined on Exhibit C)), (b) as of the date of any such purchase and after giving effect thereto, Excess Availability shall be not less than the greater of (x) 25% of the Combined Loan Cap and (y) $150,000,000 (determined after giving effect to the acquisition of the eligible assets related to such stores), (c) to the extent not previously provided, the Administrative Agent shall have received customary lien release documents with respect to the assets then being acquired, (d) Administrative Agent shall have received a current borrowing base certificate with respect to the assets acquired pursuant to such Subsequent Closing, (e) Administrative Agent shall have received not less than three business days’ prior written notice of the proposed Subsequent Closing, (f) (i) at any time during the Acquisition Period (x) the Specified Representations shall be true and correct in all material respects at such time where not already qualified by materiality or “material adverse effect”, otherwise in all respects, (y) the Acquisition Agreement Representations (set forth in (1) the first sentence of Section 3.05 of the Acquisition Agreement, (2) Section 3.09 of the Acquisition Agreement, (3) the second and third sentence of Section 3.13 of the Acquisition Agreement, (4) the last sentence of Section 3.15 of the Acquisition Agreement, and (5) the last sentence of Section 3.18 of the Acquisition Agreement) will be true and correct as and to the same extent required by Section 6 of the Commitment Letter (it being understood that references to “the Acquisition” therein shall for this purpose refer to such Subsequent Closing) and (z) the Sellers shall have certified to the Borrowers that the covenants contained in the first sentence of Section 5.01 of the Acquisition Agreement (with respect to Inventory levels and prescription volumes) and Section 5.01(f) of the Acquisition Agreement have been complied with in all material respects; and (ii) at any time after the Acquisition Period or after the LCT Limitation (as defined in the ABL Commitment Letter) has been exceeded, the Borrowers shall have satisfied all conditions precedent set forth below under the heading “Conditions Precedent to Initial Draw and Delayed Draw” with respect to such Term Loans, and (g) Administrative Agent shall have received a certificate of a responsible officer of the Company certifying and attaching calculations demonstrating (as applicable), compliance with each of the conditions set forth herein.

“Acquisition Period” means, the period commencing on the Closing Date and ending on the six-month anniversary of the Closing Date.

B-15

Any new domestic or foreign subsidiary acquired pursuant to an acquisition after the Closing Date will be joined as a Borrower or Guarantor (except as to any subsidiary that is not required to be a Guarantor) and additional Loan Documents executed and delivered in connection therewith. Assets acquired after the Closing Date (other than pursuant to the terms of the Acquisition Agreement) will only be eligible after a satisfactory field examination, appraisal and legal diligence, provided, in all instances (including in respect of assets acquired pursuant to the terms of the Acquisition Agreement) subject to reserves and eligibility criteria.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a) The Administrative Agent shall have received unqualified audited financial statements for the fiscal year of the Borrowers ended January 2018,

(b) as of the date of any such transaction or payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(c) as of the date of any such transaction or payment, on a pro forma basis and after giving effect thereto, either:

(i) (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of (1) 20.0% of the Combined Loan Cap or (2) $250,000,000, (B) the Excess Availability on the date of such specified transaction or payment shall be not less than the greater of such amounts, (C) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such transaction or payment (with certain exceptions to be agreed) shall be not less than the greater of such amounts and (D) the Fixed Charge Coverage Ratio based on the most recent financial statement received by the Administrative Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 1.00 to 1.00; or

(ii) provided that the Fixed Charge Coverage Ratio for any 12 month period ended on or after the second anniversary of the Closing Date, shall not have been less than 1.00 to 1.00, (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of (1) 30.0% of the Combined Loan Cap or (2) $375,000,000, (B) the Excess Availability on the date of such specified transaction or payment shall be not less than the greater of such amounts, and (C) Excess Availability as projected as of the end of each month for each of the twelve (12) months following such transaction or payment shall be not less than the greater of such amounts; and,

(d) Administrative Agent shall have received a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby which is reasonably acceptable to the Administrative Agent and the Term Loan Lenders.

B-16

Borrowers shall not be permitted to draw the ABL FILO Term Loan under the ABL Loan Facility until the Term Loan Facility is fully funded.

Events of Default:	Limited to the following, subject to the Documentation Principles, and subject to cure periods to be agreed, materiality and other negotiated limitations, in each case as agreed by the parties, the term loan agreement governing the Term Loan Facility will contain the following events of default: payment and performance defaults under any of the Loan Documents, cross-defaults to other material indebtedness (to be defined as indebtedness in excess of $25,000,000), an early termination date occurs under any swap contract, breach of representations and warranties, insolvency (whether or not insolvency proceedings have been instituted), voluntary and involuntary bankruptcy, judgments and attachments in excess of an amount to be agreed (or not subject to stay), non-monetary judgments that could have a material adverse effect, revocation of (or attempted revocation of) any guaranty, dissolution, change in control, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents, invalidity of subordination or intercreditor provisions, material uninsured loss, felony indictment, injunction or court or other governmental order preventing continuing conduct of all or any material part of the business affairs of the Loan Parties, or suspension or termination of all or a substantial portion of its business.

Conditions Precedent to Closing:	The conditions precedent to the closing of the Term Loan Facility will consist of those conditions precedent set forth in Section 6 of the Commitment Letter.

Conditions Precedent to Initial Draw and Delayed Draw:

The Initial Draw shall be made in one advance on or before ten (10) business days after the Closing Date. The advance under the Initial Draw shall be subject to (i) five (5) days’ prior written notice from the Company to the Administrative Agent of the request for the Term Loan in accordance with the procedures set out in the Loan Documents and (ii) the Draw Conditions (as defined below).

The Delayed Draw shall be made in one advance on or before the Outside Draw Date. The advance under the Delayed Draw shall be subject to (i) five (5) days’ prior written notice from the Company to the Administrative Agent of the request for the Term Loan in accordance with the procedures set out in the Loan Documents and (ii) the Draw Conditions (as defined below).

“Draw Conditions” means, as of the date of any advance under the Term Loan Facility and after giving effect thereto, (a) Excess Availability shall be not less than the greater of (x) 25% of the Combined Loan Cap and (y) $150,000,000 (determined after giving pro forma effect to the acquisition of the eligible assets related to stores acquired on such date as part of a Subsequent Closing that has satisfied the Subsequent Acquisition Conditions), (b) Administrative Agent shall have received a current borrowing base certificate dated as of the date of such advance giving effect to the assets acquired pursuant to a Subsequent Closing occurring on such date (if any), provided that the Subsequent Acquisition Conditions are satisfied with respect to such Subsequent Closing, and (c) the Specified Representations shall be true and correct in all material respects at such time where not already qualified by materiality or “material adverse effect”, otherwise in all respects.

B-17

Assignments and Participations:

Each Term Loan Lender will be permitted to make assignments of its interest in the Term Loan Facility in a minimum amount equal to $5,000,000 (other than in the case of assignments to other affiliates, approved funds or other Term Loan Lenders) to any affiliates, approved funds or other Term Loan Lenders and other financial institutions (other than Disqualified Lenders) constituting an “eligible assignee”. For the avoidance of doubt, each of the Approved Assignees shall be deemed to be an “eligible assignee”.

No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party or any Disqualified Lenders that have been identified to Administrative Agent and whose identity is available to each Term Loan Lender on request, provided that the Term Loan Lenders may make an assignment or participation to Disqualified Lenders after an event of default. Administrative Agent shall not have any responsibility or obligations to determine whether any Term Loan Lender or potential Term Loan Lender is a Disqualified Lender and will have no liability with respect to any assignment to a Disqualified Lender. Each Term Loan Lender may collaterally assign its rights under the Term Loan Facility to any financing source.

Notwithstanding the foregoing, any assignment of a portion of commitments prior to the funding of the Delayed Draw shall be subject to the Assignment Provisions set forth in paragraph 17 of the Commitment Letter (as though the references therein to Initial Draw also refer to Delayed Draw).

Amendments and Waivers:	Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Administrative Agent and the Required Lenders, provided that, in addition to the approval of Required Lenders, (a) the consent of each Term Loan Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Term Loan Lender, (ii) reductions of principal, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds and (b) the consent of all Term Loan Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders” or any other provisions specifying the number of Term Loan Lenders or portion of the Loans or commitments required to take any action under the Loan Documents, (iii) permitting any Borrower to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), (v) subordination of the lien on Collateral in favor of Administrative Agent (other than with respect to certain permitted liens to be agreed) or subordination of the payment of the obligations in respect of the Term Loan Facility and (vi) increases in the percentages applied to eligible assets in the Term Loan Borrowing Base or other modifications to the Term Loan Borrowing Base or any components thereof which would result in an increase in the amount of the Term Loan Borrowing Base.

B-18

“Required Lenders” means those non-defaulting Term Loan Lenders who collectively hold more than 50% of the aggregate amount of outstanding commitments under the Term Loan Facility plus the outstanding amount of the Term Loans under the Term Loan Facility, provided, that, at any time that there are 2 or more unaffiliated Term Loan Lenders, “Required Lenders” must include at least 2 unaffiliated Term Loan Lenders.

The Loan Documents shall contain customary provisions for replacing defaulting Term Loan Lenders, replacing Term Loan Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of all Term Loan Lenders or of all Term Loan Lenders adversely affected thereby so long as Term Loan Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Term Loan Facility shall have consented thereto.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree); subject to the proviso set forth in the “Governing Law” section of the Commitment Letter.

Expenses, Waivers and Indemnity:	The Loan Parties will pay all of the reasonable and documented out-of-pocket costs and expenses and customary administrative charges incurred by Administrative Agent, Lead Arranger and the Initial Lenders including, without limitation, reasonable legal costs and expenses, reasonable financial consultant and advisor costs and expenses, filing and search charges, recording taxes, appraisals, real estate evaluations and field examination charges and expenses, provided, that, legal fees shall be limited to the reasonable fees of one counsel for Lead Arranger and one counsel for Administrative Agent and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, and in the case of the enforcement, collection or protection of the rights of Term Loan Lenders, in addition, one additional counsel for the Term Loan Lenders in the absence of any conflict of interest.

B-19

Waivers to include, but not be limited to a waiver by Administrative Agent, Arrangers, Term Loan Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for special, punitive, exemplary, indirect or consequential damages in respect any breach or alleged breach by Administrative Agent, Arrangers, or any Term Loan Lender of any of the Loan Documents.

Loan Parties shall indemnify and hold harmless Administrative Agent, Arrangers and Term Loan Lenders and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, reasonable and documented legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Term Loan Facility or the relationship between Administrative Agent, Arrangers or any Term Loan Lender and any Loan Party (provided, that, the obligation to reimburse any indemnified person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such indemnified persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected indemnified person, one counsel for such affected indemnified person), except that the foregoing indemnity will not, as to any Indemnified Person, apply to costs, expenses or liabilities to the extent they (a) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) a material breach of the material obligations of such indemnified person under the Commitment Letter, the Fee Letters or the Loan Documents or (b) relate to any claim, litigation, investigation or proceeding between or among indemnified persons other than (i) claims against any Administrative Agent, Arranger or Term Loan Lenders or their respective affiliates, in each case in their respective capacities or in fulfilling their respective roles as the agent or arranger or any other similar role under the Term Loan Facility as the case may be (excluding their role as a Term Loan Lender) to the extent such persons are otherwise entitled to indemnification and (ii) claims arising out of any act or omission on the part of the Loan Parties or their subsidiaries or affiliates.

This Term Sheet for the Term Loan Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain material terms to be included in the Loan Documents, provided, that the Loan Documents will not contain any conditions precedent to (x) the initial funding under the Term Loan Facility other than those set forth in Section 6 of the Commitment Letter and (y) borrowings used to consummate a Subsequent Acquisition under the Term Loan Facility other than the Subsequent Acquisition Conditions. All references to any Term Loan Lender in this Term Sheet include its successors and assigns and such Term Loan Lender may designate one of its affiliates to act in its place in any of the roles for which it is specified in the Term Sheet.

B-20

SCHEDULE 1

TO

EXHIBIT B TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate:

Term Loans shall bear interest at a rate per annum equal to the LIBOR Rate plus the Applicable Margin. If LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of the Term Loan Facility.

As used herein:

“Applicable Margin” means a percentage determined in accordance with the pricing grids attached hereto as Schedule 2 to Exhibit B to the Commitment Letter.

“LIBOR Rate” means the greater of (i) 1.00% or (ii) the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in its reasonable discretion from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of each month for a one month term (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero).

Default Rate:	Following the occurrence and during the continuance of an event of default, the applicable rates of interest for all Term Loans shall be increased by 2% per annum above the otherwise then applicable rates.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year. Interest is payable on the first day of each month in arrears.

Fees:

The Company shall pay all fees as and when required under the Fee Letters.

At the option of any Term Loan Lender, all or any portion of the fees payable to such Term Loan Lender under the Commitment Letter or under the Fee Letters may be taken in the form of original issue discount.

B-21

SCHEDULE 2

TO

EXHIBIT B TO COMMITMENT LETTER

Pricing Grid

Aggregate Term Loan Commitments	Applicable Margin	Tranche A Revolver Borrowing Base under ABL Loan Facility

$600,000,000	10.00%	0% of the NOLV of pharmacy scripts

$525,000,000	10.25%	7.5% of the NOLV of pharmacy scripts

$450,000,000	10.50%	15% of the NOLV of pharmacy scripts

B-22

EXHIBIT C

TO

COMMITMENT LETTER

Conditions Precedent to the Closing of the Term Loan Facility

The conditions precedent to the closing of the Term Loan Facility will consist of the condition precedent set forth in Section 6(a) of the Commitment Letter and the following conditions precedent:

((a)	The Administrative Agent and Term Loan Lenders shall have received evidence that the Acquisition (other than assets to be acquired in any Subsequent Closing or the Distribution Center Closing, as each of such terms is defined in the Acquisition Agreement as in effect on the date hereof, subject to the Permitted Amendments) shall have been, or, substantially concurrently with the closing of the Term Loan Facility shall be, consummated in all material respects in accordance with applicable laws and the terms of the Acquisition Agreement and the Ancillary Agreements (each, as in effect on the date hereof), but without giving effect to any amendments, waivers or consents by the Company to the Acquisition Agreement, Ancillary Agreements or any related documents that are materially adverse to the interests of the Term Loan Lenders, Arrangers or the Administrative Agent in their capacities as such without their consent (any such amendments which are not materially adverse to the interests of the Term Loan Lenders, Arrangers or the Administrative Agent in their capacities as such, being hereinafter referred to as “Permitted Amendments”), provided, that any change to the definition of “Material Adverse Effect” in the Acquisition Agreement, any waiver of the conditions precedent set forth in Section 7.02(e) of the Acquisition Agreement regarding the absence of a “Material Adverse Effect”, and any change in the representations in the Acquisition Agreement to eliminate (from the scope thereof) any event or condition that has otherwise resulted, or would otherwise result, in a “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Term Loan Lenders), except as consented to by Arrangers.

(b)	The Acquired Store Series of the Company commencing on the Closing Date shall not consist of less than 100 retail stores of the Acquired Business (which, for the avoidance of doubt, shall be completed within 10 business days thereafter).

(c)	The ABL Loan Facility shall have been or, substantially concurrently with the closing of the Term Loan Facility shall be, consummated.

C-1

(d)	Subject in all cases to the Certain Funds Provisions, the Administrative Agent and Initial Lenders shall have received: (i) the loan agreement, guaranties, security agreements, pledge agreements, intellectual property security agreements, Intercreditor Agreement, collateral assignment of rights under acquisition documents (including any transition services agreement) and other definitive documentation for the Term Loan Facility, in each case to the extent the Loan Parties are party thereto, executed and delivered by the applicable Loan Parties and the Commitment Parties party thereto subject to and on terms and consistent with this Commitment Letter (including the Funds Certain Provisions and Documentation Principles), (ii) a reasonably satisfactory cooperation and license agreement from the Sellers and its affiliates in connection with the Administrative Agent’s and/or Term Loan Lenders’ access to conduct field examinations of the Purchased Assets, including the Duplicate IT System (subject to the limits on field examinations set forth herein), use of intellectual property licensed to the Borrowers and exercise of rights and remedies under the Term Loan Facility (including conducting “store closing” and similar themed sales), as applicable, in respect of any retail stores of the Acquired Business subject to the Transition Services Agreement or which utilize (in accordance with the Acquisition Agreement) intellectual property of the Sellers, (iii) customary legal opinions, (iv) customary evidence of authority from each Loan Party, (v) customary officer’s certificates from each Loan Party, (vi) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (vii) customary lien searches with respect to each Loan Party, (viii) UCC financing statements for each Loan Party, (ix) current borrowing base certificate dated as of the Closing Date (or such other date agreed to by the Administrative Agent) (x) evidence of insurance coverage including certificates naming the Administrative Agent as additional insured and lender’s loss payee to casualty and business interruption insurance and (xi) borrowing request and disbursement authorization letter (including funds flow memorandum). Administrative Agent shall have received evidence that notices to each credit card processor used by Borrowers have been sent to such credit card processor with respect to the security interest of Administrative Agent and instructions to remit payments to a bank account of Borrowers specified therein and not to change such bank account without the prior written consent of Administrative Agent. Subject in all cases to the Certain Funds Provision, Administrative Agent, for the benefit of itself and Term Loan Lenders, shall hold perfected, first priority (subject to certain specified permitted liens) security interests in and liens upon the Term Loan Priority Collateral and perfected second priority (subject to certain specified permitted liens) security interests in and liens upon the ABL Priority Collateral, and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Loan Documents. Receipt by Administrative Agent of (A) customary payoff letters as to the Company’s existing ABL credit facility (the “Existing Fred’s ABL”) reflecting the amounts required to repay in full all outstanding obligations thereunder (other than (x) contingent indemnity and expense reimbursement obligations for which no claims have been asserted and (y) any letters of credit outstanding thereunder which shall be permitted to be rolled into the ABL Loan Facility and “grandfathered” thereunder) and providing that upon receipt of such funds all such arrangements under the Existing Fred’s ABL are terminated and the liens securing any obligations thereunder are released and (B) customary lien releases and discharges in respect of the Existing Credit Facility for the assets acquired on the Closing Date under the Acquisition Agreement.

On the Closing Date, after giving effect to the Transactions, the Company, the Loan Parties and their respective subsidiaries shall not have any third party debt for borrowed money other than (i) the Term Loan Facility, (ii) the ABL Loan Facility, (iii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees and surety bonds of the Loan Parties and their respective subsidiaries that are not otherwise prohibited by the Loan Documents, (iv) intercompany indebtedness of the Loan Parties and their subsidiaries not otherwise prohibited by the Loan Documents and (v) certain other debt for borrowed money that the Company and the Administrative Agent reasonably agree may remain outstanding after the Closing Date.

(e)	The opening Excess Availability at closing after the application of proceeds of the initial funding under the ABL Loan Facility and/or issuance of initial Letters of Credit (as such term is defined in the ABL Loan Facility documents) under the ABL Loan Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date, shall be not less than the greater of (x) 25% of the Combined Loan Cap and (y) $150,000,000.

(f)	Administrative Agent, Administrative Agent and each Term Loan Lender shall have received at least 5 business days prior to the Closing Date all documentation and information as is reasonably requested by Administrative Agent or a Term Loan Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act, in each case to the extent requested in writing at least 10 business days prior to the Closing Date.

C-2

(g)	Administrative Agent shall have received (i) (A) projected balance sheets, income statements, statements of cash flows and projected Excess Availability and Borrowing Base, FILO Borrowing Base and Term Loan Borrowing Base of the Company and its subsidiaries after giving effect to the Transactions and covering the term of the Term Loan Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date and on an annual basis thereafter for the term of the Term Loan Facility, in each case with the results and assumptions in all of such projections in form and substance reasonably satisfactory to Administrative Agent (it being understood that Administrative Agent has received all such projections under this clause (A) as of the date of the Commitment Letter) and (B) to the extent the Company may prepare them, any updates and modifications to such projected financial statements of the Company and its subsidiaries, (ii) an opening pro forma balance sheet, income statements, statements of cash flows for the Company and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ended at least 30 calendar days prior to the Closing Date, (iii) interim unaudited financial statements of the Company and its subsidiaries for the year to date period ended at least 30 calendar days prior to the Closing Date, with prior year comparison since the last audited financial statements for which financial statements are available, and (iv) a quality of earnings report from Ernst & Young for the 865 retail stores of the Acquired Business setting forth 4-wall EBITDA for the period of 12 fiscal months ended October 31, 2016 and 4-wall EBITDA for the fiscal year ended January 30, 2016.

(h)	Administrative Agent shall have received a customary solvency certificate from the chief financial officer of the Company substantially in the form attached hereto as Annex I as of the Closing Date.

(i)	All costs, fees and expenses contemplated hereby or in the Fee Letters due and payable on the Closing Date to Administrative Agent, Arrangers, and the Term Loan Lenders in respect of the Transactions shall have been paid, provided that invoices for any costs and expenses to be reimbursed on the Closing Date must be received at least two business days (or such later date as to which the Company may agree in its sole discretion) prior to the Closing Date or otherwise such costs and expenses will be paid no later than 10 days after the Closing Date.

(j)	The Specified Representations shall be true and correct in all material respects on the Closing Date where not already qualified by materiality or “material adverse effect”, otherwise in all respects, and the Acquisition Agreement Representations will be true and correct as and to the extent required by Section 6 of the Commitment Letter.

C-3

ANNEX I

TO

EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE

of

FRED’S, INC. AND ITS SUBSIDIARIES

[Pursuant to the [Term Loan Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Fred’s, Inc. (the “Company”) and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Term Loans under the Term Loan Agreement on the date hereof, and after giving effect to the application of the proceeds of such Term Loans:

(a)	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[COMPANY]

By:
Name:
Title:

Annex I-2